Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(a)(6)

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of November 3, 2023 (the “Effective Date”) by and between Kiniksa Pharmaceuticals, Ltd., a Bermuda exempted company with a business address at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (“Kiniksa”), and Dr. Richard S. Levy with an address at [***] (“Consultant”).

WHEREAS, Kiniksa wants the benefit of Consultant's knowledge and expertise; and

WHEREAS, Consultant wants to provide Services (as defined below) to Kiniksa, its designees and affiliates, in connection with its global programs and operations, as provided in and subject to this Agreement;

NOW THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions herein contained, and intending to be legally bound, Kiniksa and Consultant agree as follows:

1.Services.  Kiniksa retains Consultant and Consultant agrees to provide consulting services (the “Services”) to Kiniksa, its designees and affiliates as Kiniksa may from time to time reasonably request and as specified in Exhibit A attached hereto.  Any changes to the Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and Kiniksa prior to commencement of the changes.

1.1Performance.  Consultant agrees to render the Services to Kiniksa or to its designees and affiliates (a) under the general supervision of Kiniksa or its designees and affiliates, and (b) in accordance with prevailing industry standards and practices for the performance of similar services.  Consultant will comply with all rules, procedures and standards promulgated from time to time by Kiniksa with regard to Consultant’s access to and use of Kiniksa’s property, information, equipment and facilities.

1.2Third Party Confidential Information.  Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Services.

1.3No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Services.  During the Term (as defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement.  Consultant will arrange to provide the Services in such manner and at such times that the Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

1.4Compliance with Applicable Laws. Consultant shall comply with all federal, state, and local applicable laws and regulations in Consultant’s performance of the Services.

1.5Absence of Debarment.  Consultant represents that Consultant has not been (a) debarred, convicted, or is not subject to a pending debarment or conviction, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. § 335a, (b) listed by any government or regulatory agencies as ineligible to participate in any government healthcare programs or government procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), or excluded, debarred, suspended or otherwise made ineligible to participate in any such program, or (c) convicted of a criminal offense related to the provision of healthcare items or services, or is not subject to any such pending action.  Consultant agrees to inform Kiniksa in writing promptly if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.

1.6Non-Referral.  The parties agree that Consultant is under no obligation to solicit, refer, or solicit referrals of patients for any Kiniksa business.  Consultant will not receive any benefit of any kind for making any referrals nor suffer any detriment for not making such referrals.  The parties further agree that no amount paid hereunder is intended to be, nor shall be construed as, an inducement or payment for referral of or recommending referral of patients for any Kiniksa business by Consultant to Kiniksa or by Kiniksa to Consultant.  In addition, the fees charged hereunder do not include any discount, rebate, kickback, or other reduction in charge, and the fees charged hereunder are not intended to be, nor shall they be construed as, an inducement or payment for referral, or recommendation of referral, of business by Consultant to Kiniksa or by Kiniksa to Consultant.  The sole purpose of the fee paid to Consultant hereunder is to pay fair market value for the Services provided by Consultant to Kiniksa hereunder.

1.7Disclosure Requirements.  The parties to this Agreement acknowledge that certain states, the United States government, and/or governments and industry groups outside of the United States and/or the federal government require pharmaceutical companies to disclose information on compensation, gifts or other remuneration provided to physicians and other health care professionals and health care organizations.  Kiniksa may report information about remuneration provided under this Agreement, as required by law or industry group code.  Once reported, such information may be publicly accessible.

2.Compensation.

In consideration for the Services rendered by Consultant to Kiniksa, Kiniksa agrees to pay Consultant the fees set forth in Exhibit A attached hereto.  The parties represent and warrant that the fees were determined by the parties through good faith and arms’ length bargaining, constitute fair market value for the Services, and have not been determined in a manner that takes into account the volume or value of any business between the parties.  Consultant is not required to use or recommend Kiniksa products, and the parties represent and warrant that the fees are not intended to reward Consultant for the use or recommendation of Kiniksa products or to induce Consultant to use or recommend Kiniksa products.

3.Materials; Deliverables.

3.1Materials.  All documentation, information, and biological, chemical and other materials controlled by Kiniksa and furnished to Consultant by or on behalf of Kiniksa (“Materials”) and all associated intellectual property rights will remain the exclusive property of Kiniksa.  Consultant will use Materials provided by Kiniksa only as necessary to perform the Services and will treat them in accordance with the requirements of this Section 3.1.  Consultant agrees that it will not use or evaluate those Materials or any portions thereof for any other purpose except as directed or permitted in writing by Kiniksa.  Without Kiniksa's prior express written consent, Consultant agrees that it will not analyze the Materials, or transfer or make the Materials available to third parties.

3.2Deliverables.  Consultant shall assign, and hereby assigns, to Kiniksa all rights in and to inventions, discoveries, improvements, ideas, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of the Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, “Deliverables”).  For purposes of the copyright laws of the United States, Deliverables will constitute “works made for hire,” except to the extent such Deliverables cannot by law be “works made for hire.”  Kiniksa will have the right to use Deliverables for any and all purposes.  During and after the term of this Agreement, Consultant will cooperate fully in obtaining patent and other proprietary protection for any patentable Deliverables, all in the name of Kiniksa and at Kiniksa’s cost and expense.  Such cooperation will include, without limitation, executing and delivering all requested applications, assignments and other documents, and taking such other measures as Kiniksa may reasonably request in order to perfect and enforce Kiniksa’s rights in the Deliverables.  Consultant appoints Kiniksa its attorney-in-fact to execute and deliver any such documents on behalf of Consultant if Consultant fails to do so.  Consultant will, however, retain full ownership rights in and to all templates, programs and other materials developed or obtained or licensed from third parties by Consultant (“Consultant Property”) prior to or independent of the Services, regardless of whether such Consultant Property is used in the performance of the Services.  Consultant hereby grants to Kiniksa a perpetual, non-exclusive, fully paid-up worldwide license to use Consultant Property solely to the extent required for Kiniksa’s use of the Deliverables.

3.3Third Party Intellectual Property. Consultant will not use any third party intellectual property in performing the Services without Kiniksa’s prior written consent.

3.4Records; Records Storage.  Consultant will maintain all materials and all other data and documentation obtained or generated by Consultant in the course of preparing for and providing the Services, including all computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction.  These Records will be “works made for hire” and will remain the exclusive property of Kiniksa. Upon written instruction of Kiniksa, all Records will, at Kiniksa’s option either be (a) delivered to Kiniksa or to its designee, or (b) disposed of, unless such Records are otherwise required to be stored or maintained by Consultant as a matter of law or regulation.  In no event will Consultant dispose of any such Records without first giving Kiniksa sixty (60) days’ prior written notice of Consultant’s intent to do so.  Consultant may, however, retain copies of any Records as are reasonably necessary for regulatory or insurance purposes, subject to Consultant’s obligation of confidentiality.

4.Confidential Information and Publicity.

4.1Definition.  “Confidential Information” means all scientific, technical, financial or business information owned, possessed or used by Kiniksa or its affiliates, learned of by Consultant or developed by Consultant in connection with the Services, whether or not labeled “Confidential”, including but not limited to (a) Deliverables, Materials, scientific data and sequence information, (b) marketing plans, business strategies, financial information, forecasts, personnel information and customer lists of Kiniksa and its affiliates, and (c) all information of third parties that Kiniksa has an obligation to keep confidential.

4.2Obligations of Confidentiality.  During the Term and for a period of five (5) years thereafter, Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of Kiniksa.  Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information.

4.3Exceptions.  Consultant will have no obligations of confidentiality and non-use with respect to any portion of the Confidential Information which:

(a)is or later becomes generally available to the public by use, publication or the like, through no fault of Consultant;

(b)is obtained from a third party who had the legal right to disclose it to Consultant; or

(c)Consultant already possesses, as evidenced by Consultant’s written records that predate the receipt thereof.

In the event that Consultant is required by law or court order to disclose any Confidential Information, Consultant will give Kiniksa prompt notice thereof so that Kiniksa may seek an appropriate protective order.  Consultant will reasonably cooperate with Kiniksa in its efforts to seek such a protective order.

5.Term and Termination.

5.1Term.  This Agreement will commence on the Effective Date and remain in effect for six (6) months (the “Term”).  This Agreement may be extended only by written agreement between the parties.

5.2Termination.  Either party may terminate this Agreement immediately at any time upon written notice to the other party.

5.3Effect of Expiration/Termination.  Upon expiration or termination of this Agreement, neither Consultant nor Kiniksa will have any further obligations under this Agreement, except that (a) Consultant will terminate all

Services in progress in an orderly and non-disruptive manner as soon as practical and in accordance with a schedule agreed to by Kiniksa, unless Kiniksa specifies in the notice of termination that Services in progress should be completed, (b) Consultant will deliver to Kiniksa any Materials in Consultant’s possession or control and all Deliverables made through expiration or termination, (c) Kiniksa will pay Consultant any monies due and owing Consultant, up to the time of the effective date of termination or expiration, for Services actually performed and all authorized expenses actually incurred, (d) Consultant will promptly refund to Kiniksa any monies paid by Kiniksa in advance for Services not rendered, (e) Consultant will immediately return to Kiniksa all Confidential Information and copies thereof provided to Consultant under this Agreement except for one (1) copy which Consultant may retain solely to monitor Consultant’s surviving obligations of confidentiality,  (f) Consultant will immediately return to Kiniksa any and all equipment and supplies provided to Consultant under this Agreement, and (g) the terms, conditions and obligations under Sections 1.5, 1.7, 3, 4, 5.3, and 6 will survive expiration or termination for any reason.

6.Miscellaneous.

6.1Independent Contractor.  All Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between Kiniksa and Consultant.  Consultant will have no rights to receive any employee benefits, such as bonuses, options, health and accident insurance, sick leave or vacation which are accorded to regular employees of Kiniksa or its affiliates.  Consultant will not in any way represent itself to be an employee, partner, joint venturer, or agent of Kiniksa. Consultant shall have no authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Kiniksa.  In performing the Services, the amount of time devoted by Consultant on any given day will be within Consultant’s control, and Kiniksa will rely on Consultant to devote the amount of time necessary to fulfill the requirements of the Agreement in an efficient and timely manner.  Consultant is responsible for providing all equipment and supplies required to perform the Services. In the event Kiniksa provides to Consultant any equipment or supplies in connection with the Services, such equipment and supplies shall remain the sole property of Kiniksa, be used solely for performing the Services and, upon Kiniksa’s request, Consultant shall promptly return to Kiniksa all such equipment and supplies.  Upon reasonable notice, Consultant shall meet with representatives of Kiniksa or one of its affiliates at a location to be designated by the Parties. Consultant shall not in any way represent itself to be an employee, partner joint venturer, or agent of Kiniksa.  Consultant shall have no authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on Kiniksa.

6.2Taxes.  Consultant will be solely and unconditionally responsible for any and all federal, state, or local taxes, social security withholding, and other self-employment tax obligations with respect to payments made to Consultant under this Agreement. Consultant will provide Kiniksa with Consultant’s taxpayer identification number or social security number, as applicable.

6.3Assignability and Binding Effect.  The Services to be rendered by Consultant are personal in nature.  Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder.  In no event will Consultant assign or delegate responsibility for actual performance of the Services to any other natural person.  This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

6.4Notices.  All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure.  Notices to Kiniksa must include a copy to Kiniksa Pharmaceuticals Corp., 100 Hayden Avenue, Lexington, MA 02421, USA, Attention: Legal Department.  Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) one (1) business day after sending by nationally recognized overnight delivery service.

6.5No Modification.  This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Kiniksa.

6.6Remedies.  It is understood and agreed that Kiniksa may be irreparably injured by a breach of this Agreement; that money damages would not be an adequate remedy for any such breach; and that Kiniksa will be entitled to seek equitable relief, including injunctive relief and specific performance, without having to post a bond, as a remedy for any such breach, and such remedy will not be Kiniksa’s exclusive remedy for any breach of this Agreement.

6.7Severability.  Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction.  The parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the parties.

6.8Waivers.  No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement.  Any such waiver must be evidenced by an instrument in writing executed by Consultant or, in the case of Kiniksa, by an officer authorized to execute waivers.

6.9Entire Agreement. This Agreement (including any exhibits or schedules attached hereto) constitutes the entire agreement of the parties with regard to the subject matter, and, with the exception of any written agreement between the parties relating to the disclosure or exchange of confidential information, supersedes all previous written or oral representations, agreements and understandings between the parties on the subject matter.

6.10Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law.

6.11Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument. Signatures delivered via facsimile or electronic means shall be binding and treated as if they were original signatures.

6.12Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

KINIKSA PHARMACEUTICALS, LTD.		DR. RICHARD S. LEVY

By:	/s/ Sanj K. Patel	By:	/s/ Richard S. Levy
Name:	Sanj K. Patel
Title:	Chief Executive Officer

EXHIBIT A

1.Services:

Consultant will provide advice on matters relating to (a) Kiniksa’s pipeline development strategy and (b) the review and design of Kiniksa’s clinical trial protocols.

During the Term, Consultant shall provide Services for an average of eight (8) to ten (10) hours per week.

2.Compensation:

As compensation for the Services, Kiniksa shall pay Consultant as follows:

(a)	$45,000.00 USD within thirty (30) days of the Effective Date; and

(b)

Restricted Stock Units (RSUs), representing the right to receive Class A common shares of Kiniksa with a combined value equal to $45,000.00 USD as of market closing on the Effective Date, rounded down to the nearest whole share. Such RSUs will vest immediately on the Effective Date.

Consultant shall bear Consultant’s own day-to-day expenses, such as expenses for telephone calls, faxes and mail, that Consultant incurs in providing Services. For all other out-of-pocket expenses, Kiniksa agrees to reimburse Consultant for those expenses that Kiniksa has authorized in advance.

Compensation for Services shall not exceed a total value of $90,000.00 USD during the Term without the prior written approval from Kiniksa.